PRESS RELEASE

                            ADVANCE FINACIAL BANCORP
                      ANNOUNCES THIRD QUARTER 2003 EARNINGS


                              FOR IMMEDIATE RELEASE


                                                  Contact: Stephen M. Gagliardi,
                                                               President and CEO
                                                Telephone: 304-737-3531




Wellsburg,  WV (April 25,  2003 - Advance  Financial  Bancorp  (Nasdaq  SmallCap
Market: AFBC) the parent holding company of Advance Financial Savings Bank, today announced earnings for the third quarter ended March 31, 2003. Income for the three-month period ending March 31, 2003 decreased to $371,000 from $430,000 for the same period ending 2002. For the nine month period ending March 31, 2003, the company reported income of $1,258,000, excluding $201,000 for an extraordinary gain recorded in the 2002 period for the excess over cost on net assets acquired in the company's acquisition of Ohio State Financial Services, Inc. completed on September 7, 2001, income for the nine month ending March 31, 2003 was up $102,000 or 8.8% compared to the same period in 2002.

Total assets increased $110 million to $324 million at March 31, 2003 from $214 million at June 30, 2002. The increase in assets is due to the February 7, 2003 completion of the Deposit Assumption and Branch Purchase of the Steubenville, Ohio branches of the Second National Bank of Warren. The completion of the transaction increased total assets of the company by $89 million.

President and Chief Executive Officer, Stephen M. Gagliardi stated, "Income was down for the Third quarter due to strategic and planned changes in asset allocations under the current economic environment, costs related to a de novo branch expansion into Steubenville, Ohio, and costs related to the completion of the branch purchase and deposit assumption of the Steubenville, Ohio branches of The Second National Bank of Warren".

Advance Financial Savings Bank now operates eight community-banking facilities that provide retail and commercial banking services primarily to individual customers and small businesses in the counties of Brooke, Ohio and Hancock, West Virginia and in the counties Jefferson Harrison and Belmont, Ohio.

                            ADVANCE FINANCIAL BANCORP
                               FINANCIAL HIGHLIGHT
                                   (UNAUDITED)
                                  MARCH 31,2003


                                INCOME STATEMENT


                                                        NINE MONTHS ENDED       THREE MONTHS ENDED
                                                             MARCH 31                 MARCH 31
                                                      ---------------------    ---------------------
                                                        2003         2002        2003         2002
                                                      ---------------------    ---------------------
                                                      (Dollars in thousands)   (Dollars in thousands)


Total interest income                                  $10,871     $10,159     $ 3,872      $ 3,387
Total interest expense                                   5,309       5,433       1,959        1,731
Net interest income                                      5,562       4,726       1,913        1,656
Provision for loan losses                                  276         204         122           55
Net interest income after
  provision for loan losses                              5,286       4,522       1,791        1,601
Total noninterest income                                 1,082         951         378          292
Total noninterest expense                                4,409       3,711       1,638        1,299
Income before income taxes                               1,959       1,762         531          594
Income taxes                                               701         606         160          164
Income before extraordinary item                         1,258       1,156         371          430
Extraordinary item                                         -           201           -             -
Net income                                               1,258       1,357         371          430

EARNINGS PER SHARE - INCOME BEFORE EXTRAORDINARY ITEM

Basic Earnings Per Share                                  1.41        1.31        0.41         0.49
Diluted Earning per share                                 1.41        1.31        0.41         0.49
Cash dividend declared                                    0.36        0.34        0.12         0.12

EARNINGS PER SHARE - NET INCOME

Basic Earnings Per Share                                  1.41        1.54        0.41         0.49
Diluted Earning per share                                 1.41        1.54        0.41         0.49
Cash dividend declared                                    0.36        0.34        0.12         0.12


                            ADVANCE FINANCIAL BANCORP
                               FINANCIAL HIGHLIGHT
                                   (UNAUDITED)
                                  MARCH 31,2003


                                  BALANCE SHEET


                                   MARCH ,31       JUNE 30
                                     2003            2002
                                  ----------      ----------


Investment Securities              $ 49,496        $ 23,245
Loans                               205,742         172,146
Alowance for loan losses                984             969
Total Assets                        324,100         214,305
Deposits                            275,481         175,059
Total Liabilities                   304,720         196,081
Shareholder Equity                   19,380          18,224



                                     RATIOS


                                    NINE MONTHS ENDED   THREE MONTHS ENDED
                                          MARCH 31           MARCH 31
                                    ------------------  ------------------
                                       2003      2002     2003      2002
                                    --------   -------  -------   --------


Return on Average Assets              0.69%      0.81%    0.53%     0.85%
Return on Average Equity              8.87%      9.04%    7.71%     9.85%
Net Interest Margin                   3.21%      3.45%    2.87%     3.42%
Nonperforming loans to total loans    0.78%      1.35%       -         -